Exhibit 99.1
POST OFFICE BOX 787 LEBANON, TENNESSEE 37088-0787

Investor Contact:	Barbara A. Gould
(615) 235-4124

Media Contact:	Julie K. Davis
(615) 443-9266

CRACKER BARREL REPORTS 15% INCREASE IN FOURTH QUARTER EPS
 Reports Full Year Fiscal 2010 EPS of $3.62
Issues Guidance for Fiscal 2011

Fourth Quarter Fiscal 2010
•	Fully diluted income per share from continuing operations of $1.14, an increase of 15.2%
•	Operating income margin was 7.4% of total revenue compared with 7.0% in the prior-year quarter
•	Comparable store restaurant and retail sales increased 2.0% and 2.6%, respectively
•	Comparable store restaurant traffic outpaced the Knapp-Track™ Traffic Index for the sixteenth consecutive quarter
•	Revenue increased 2.8% to $612.5 million

Full Year Fiscal 2010
•	Fully diluted income per share from continuing operations of $3.62, an increase of 25.3%
•	Operating income margin was 6.8% of total revenue compared with 6.0% in fiscal 2009
•	Revenue increased 1.6% to $2.4 billion
•	Net cash flow from operating activities increased $47.9 million to $212.1 million in fiscal 2010

LEBANON, Tenn. -- September 14, 2010 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported income from continuing operations of $1.14 per diluted share for the fourth quarter of fiscal 2010, compared with $0.99 in the fourth quarter of fiscal 2009, an increase of 15.2%.  Income from continuing operations was $27.4 million compared with $22.8 million in the fourth quarter of fiscal 2009, which reflected this year’s 10% higher operating income, lower interest expense and a lower effective tax rate.

Fourth-Quarter Fiscal 2010 Results
Revenue from continuing operations
Total revenue from continuing operations of $612.5 million for the fourth quarter represented an increase of 2.8% from the fourth quarter of fiscal 2009.  Comparable store restaurant sales for the period increased 2.0%, including a 1.9% higher average check.  Comparable store retail sales were up 2.6% for the quarter.

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

Comparable store restaurant traffic, average check and comparable store restaurant and retail sales for the fiscal months of May, June and July and the fourth quarter were as follows:
	May	June	July	Fourth Quarter
Comparable restaurant traffic	-2.3%	1.8%	0.6%	0.1%
Average check	2.0%	1.4%	2.3%	1.9%
Comparable restaurant sales	-0.3%	3.2%	2.9%	2.0%
Comparable retail sales	0.6%	5.1%	2.4%	2.6%
The shift of Memorial Day in 2010 to fiscal June negatively affected May sales and positively impacted June sales by approximately 1.5 to 2.0%.

Operating Income
In the fourth quarter of fiscal 2010, operating income was $45.5 million, 7.4% of total revenue, compared with $41.4 million, or 7.0% of total revenue, in the fourth quarter of fiscal 2009.  The increase in operating income was the result of higher store operating income partially offset by higher general and administrative expenses. Higher revenues, lower cost of goods sold and lower labor expenses partially offset by higher other store operating expenses resulted in higher store operating income margin.

Commenting on the fourth-quarter results, Cracker Barrel Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We are pleased to report a solid increase in earnings per share and positive comparable store sales for the quarter.  We improved our operating margin from a year ago as a result of lower food cost, lower healthcare benefit costs and a better retail merchandising mix, all of which more than offset higher other store operating and G&A expenses.  Meanwhile, we continue to outperform the industry benchmarks in casual dining as measured by comparable store sales and guest traffic published in the Knapp-Track™ report.  On a two-year trend, we outperformed the Knapp-Track™ traffic index by almost five percentage points and the sales index by almost eight percentage points.  We attribute this performance to a combination of actions, including better execution, creative new product offerings and more effective advertising support.”

Fiscal 2010 Results
Total revenue from continuing operations of $2.4 billion for fiscal 2010 represented an increase of 1.6% over fiscal 2009.  For the year, comparable store restaurant sales increased 0.8%, including a 2.0% higher check.  Comparable store retail sales decreased 0.9%.

The Company reported income from continuing operations in fiscal 2010 of $85.3 million, or $3.62 per diluted share, compared with income from continuing operations of $66.0 million, or $2.89 per diluted share, in fiscal 2009, an increase of 25.3%.

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

Net cash flow provided by operating activities was $212.1 million, compared with $164.2 million in fiscal 2009, reflecting higher net income and continued improvements in working capital.  During fiscal 2010, the Company repurchased 1.35 million shares of stock for a total of $62.5 million and paid down $65.0 million of long-term debt.

Fiscal 2011 Outlook
The Company commented that its outlook for fiscal 2011 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2011 total revenue to increase approximately 3.0% to 4.5% over revenue in fiscal 2010.  The revenue increase reflects the expected opening of eleven new Cracker Barrel units during the year, projected comparable store restaurant sales increasing between 1.5% and 3.0% and comparable store retail sales increasing between 2.0% to 4.0%.  Depreciation for the year is expected to be $64 to $66 million.  The Company expects fiscal 2011 operating income margin as a percent of revenues to be approximately 7.1% to 7.3% compared with 6.8% in fiscal 2010.  Net interest expense is estimated at $48 to $49 million, and diluted shares outstanding are expected to average approximately between 23.5 to 24 million.  The Company expects its full year 2011 effective tax rate to be between 27.0% and 28.0%.  Based on the assumptions outlined above, full-year income from continuing operations per diluted share is projected to be in the range of $3.95 to $4.10 per share.  The Company expects capital expenditures during fiscal 2011 to be between $110 and $120 million.  Similar to fiscal 2010, the Company expects to repurchase shares solely to offset dilution that results from employee share issuances in fiscal 2011.  The Company expects to repay $25 million of its long-term debt in fiscal 2011.

Commenting on the outlook, Mr. Woodhouse said, “As we look forward in fiscal 2011, we continue to face the uncertainty from low economic growth and a slow job recovery.  What we do know is that families dining out remain focused on value.  In our own unique way, we are delivering value which consistently ranks high in satisfaction surveys.  For example, consumers in several recent national independent studies placed Cracker Barrel at the top of a list of full-service restaurants in the casual and family dining categories.  The quality of food and good value were among key attributes, but we were also recognized for the way we treat our guests.  Over the coming year, we expect further progress on rolling out our operational initiatives across all regions, including the completion of our Seat-to-Eat program.  Our cost management efforts and strong cash flow help to support these continuing investments which are foundational improvements geared to generate continued sales growth, great customer service and higher operating profits for the long term.”

Fiscal 2010 Fourth-Quarter Conference Call
As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through September 28, 2010.

The Company plans to announce its fiscal 2011 first quarter earnings and comparable restaurant and retail sales on Tuesday, November 23, 2010 before the market opens.

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

About Cracker Barrel
Cracker Barrel Old Country Store restaurants provide a friendly home-away-from-home in its old country stores and restaurants.  Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.  The restaurants serve up delicious, home-style country food such as meatloaf and homemade chicken n’ dumplins as well as our signature biscuits using an old family recipe.  The authentic old country retail store is fun to shop and offers unique gifts and self-indulgences.

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) was established in 1969 in Lebanon, Tenn. and operates 595 company-owned locations in 41 states.  Every Cracker Barrel unit is open seven days a week with hours Sunday through Thursday, 6 a.m. – 10 p.m., and Friday and Saturday, 6 a.m. - 11 p.m.  For more information, visit: crackerbarrel.com.
CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology and include our fiscal 2011 outlook, expected number of new units, and additional operational improvement initiatives.  Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain consumer confidence, higher costs for energy, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers’ compensation, group health and utility price changes; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of our food or products or those of the restaurant industry in general, including concerns about pandemics, as

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our substantial indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to our restaurant or retail supply chain; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications.

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Twelve Months Ended
	7/30/10	7/31/09	Percentage Change	7/30/10	7/31/09	Percentage Change
Total revenue	$612,483	$595,603	3%	$2,404,515	$2,367,285	2%
Cost of goods sold	183,408	184,732	(1)	745,818	764,909	(2)
Gross profit	429,075	410,871	4	1,658,697	1,602,376	4
Labor and other related expenses	228,810	229,691	--	908,211	916,256	(1)
Other store operating expenses	116,867	105,653	11	437,136	421,594	4
Impairment and store closing charges	537	2,088	(74)	2,800	2,088	34
Store operating income	82,861	73,439	13	310,550	262,438	18
General and administrative expenses	37,394	32,044	17	145,882	120,199	21
Operating income	45,467	41,395	10	164,668	142,239	16
Interest expense	11,710	12,126	(3)	48,959	52,177	(6)
Pretax income	33,757	29,269	15	115,709	90,062	28
Provision for income taxes	6,344	6,454	(2)	30,451	24,105	26
Income from continuing operations	27,413	22,815	20	85,258	65,957	29
Loss from discontinued operations, net of tax	--	(35)	100	--	(31)	100
Net income	$27,413	$22,780	20	$85,258	$65,926	29

Earnings per share – Basic:
Income from continuing operations	$1.18	$1.01	17	$3.71	$2.94	26
Loss from discontinued operations, net of tax	$0.00	$0.00	--	$0.00	$0.00	--
Net income per share	$1.18	$1.01	17	$3.71	$2.94	26
Earnings per share – Diluted:
Income from continuing operations	$1.14	$0.99	15	$3.62	$2.89	25
Loss from discontinued operations, net of tax	$0.00	$0.00	--	$0.00	$0.00	--
Net income per share	$1.14	$0.99	15	$3.62	$2.89	25

Weighted average shares:
Basic	23,227,228	22,628,851	3	23,007,856	22,458,971	2
Diluted	23,982,346	23,056,311	4	23,579,752	22,787,633	3

Ratio Analysis
Total revenue:
Restaurant	81.2%	81.3%		79.5%	79.2%
Retail	18.8	18.7		20.5	20.8
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	29.9	31.0		31.0	32.3
Gross profit	70.1	69.0		69.0	67.7
Labor and other related expenses	37.4	38.6		37.8	38.7
Other store operating expenses	19.1	17.7		18.2	17.8
Impairment and store closing charges	0.1	0.4		0.1	0.1
Store operating income	13.5	12.3		12.9	11.1
General and administrative expenses	6.1	5.3		6.1	5.1
Operating income	7.4	7.0		6.8	6.0
Interest expense	1.9	2.0		2.0	2.2
Pretax income	5.5	5.0		4.8	3.8
Provision for income taxes	1.0	1.2		1.3	1.0
Income from continuing operations	4.5	3.8		3.5	2.8
Loss from discontinued operations, net of tax	--	--		--	--
Net income	4.5%	3.8%		3.5%	2.8%

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except share amounts)

	7/30/10	7/31/09
Assets
Cash and cash equivalents	$47,700	$11,609
Inventories	144,079	137,424
Other current assets	44,480	49,292
Property and equipment, net	1,004,103	1,001,776
Other assets	51,705	45,080
Total assets	$1,292,067	$1,245,181

Liabilities and Shareholders’ Equity
Accounts payable	$116,218	$92,168
Current liabilities	193,330	172,794
Long-term debt	573,744	638,040
Other long-term obligations	217,158	206,557
Shareholders’ equity	191,617	135,622
Total liabilities and shareholders’ equity	$1,292,067	$1,245,181

Common shares outstanding	22,732,781	22,722,685

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Twelve Months Ended
	7/30/10	7/31/09
Cash flows from continuing operations:
Cash flows from operating activities:
Net income	$85,258	$65,926
Loss from discontinued operations, net of tax	--	31
Depreciation and amortization	61,024	59,286
Loss on disposition of property and equipment	4,697	4,421
Impairment	2,672	2,088
Share-based compensation, net of excess tax benefit	8,130	6,009
(Increase) decrease in inventories	(6,655)	18,530
Increase (decrease) in accounts payable	24,050	(1,021)
Net changes in other assets and liabilities	32,930	8,901
Net cash provided by operating activities	212,106	164,171
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(69,891)	(67,842)
Proceeds from sale of property and equipment	265	58,755
Net cash used in investing activities	(69,626)	(9,087)
Cash flows from financing activities:
Net payments for credit facilities and other long-term obligations	(64,972)	(142,330)
Proceeds from exercise of share-based compensation awards	37,460	4,362
Excess tax benefit from share-based compensation	5,063	937
Purchase and retirement of common stock	(62,487)	--
Deferred financing costs	(2,908)	(768)
Dividends on common stock	(18,545)	(17,607)
Net cash used in financing activities	(106,389)	(155,406)

Cash flows from discontinued operations:
Net cash used in operating activities of discontinued operations	--	(47)
Net cash used in discontinued operations	--	(47)

Net increase (decrease) in cash and cash equivalents	36,091	(369)
Cash and cash equivalents, beginning of period	11,609	11,978
Cash and cash equivalents, end of period	$47,700	$11,609

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Cracker Barrel Reports 15% Increase in Fourth Quarter Earnings Per Share

September 14, 2010

CRACKER BARREL OLD COUNTRY STORE, INC.
Supplemental Information
(Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	7/30/10	7/31/09	7/30/10	7/31/09

Units in operation:
Open at beginning of period	594	588	588	577
Opened during period	--	--	6	11
Closed during period	1	--	1	--
Open at end of period	593	588	593	588

Total revenue: (In thousands)
Restaurant	$497,586	$484,240	$1,911,664	$1,875,688
Retail	114,897	111,363	492,851	491,597
Total revenue	$612,483	$595,603	$2,404,515	$2,367,285

Operating weeks:	7,721	7,644	30,813	30,393

Average unit volume: (In thousands)
Restaurant	$837.8	$823.5	$3,226.1	$3,209.1
Retail	193.4	189.4	831.8	841.1
Total	$1,031.2	$1,012.9	$4,057.9	$4,050.2

	Q4 2010 vs. Q4 2009	12 mo. 2010 vs. 12 mo. 2009

Comparable store sales period to period increase (decrease):
Restaurant	2.0%	0.8%
Retail	2.6%	(0.9)%

Number of locations in comparable store base	580	569

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